Exhibit 23.4

11720 Plaza America Drive, Suite 1200 Reston, VA 20190 Tel: (703) 707-3500 Fax: (703) 707-6201 www.input.com

August 20, 2009

John Hillen

President and CEO

Global Strategies Group (North America) Inc.

1501 Farm Credit Drive, Suite 2300

McLean, VA 22102

Dear Dr. Hillen:

LICENSE TO QUOTE INPUT INFORMATION & MATERIALS

INPUT hereby grants to Cowen and Company, LLC, its client Global Strategies Group (North America) Inc. (“GNA”), and GNA’s affiliates, permission to quote figures and text (e.g. “According to INPUT, an independent federal government market research firm, the contracted portion of the 2009 Federal budget devoted to Defense-related information technology products and services is approximately $29 billion. ..That budget is expected to grow to $33 billion by 2014, representing a compounded annual growth rate (CAGR) of 3%.”) from INPUT’s published reports named 2008-2013 INPUT Federal IT Market Forecast; and 2009-2014 INPUT Federal IT Market Forecast; for use in securities marketing and regulatory materials (e.g. filings with the Securities and Exchange Commission).

Cowen and Company, LLC, GNA, and GNA’s affiliates acknowledge that the copyright for and the information contained in these Reports are the property of INPUT, and will ensure INPUT is clearly identified and named as the source.

AUTHORIZED BY INPUT:	AGREED BY:

Kevin Gates	John Hillen
(Name/Typed)	(Name/Typed)

/s/ Kevin Gates	/s/ John Hillen
(Signature)	(Signature)

August 20, 2009	August 20, 2009
Date	Date

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